EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

         This sets forth the terms of the EMPLOYMENT AGREEMENT made effective as of ___________________, 1998 between (i) Alliance Financial Corporation, a New York corporation and registered bank holding company ("Corporation"), and Alliance Bank, N.A., a national banking institution and a wholly-owned subsidiary of the Corporation ("Bank"), both having offices located in Oneida and Cortland, New York (the Corporation and the Bank are referred to collectively in this Agreement as the "Employer"), and (ii) JOHN C. MOTT, an individual currently residing at 459 Foxwood Terrace, Oneida, New York ("Employee").

                                    RECITALS

         A. Prior to the effective date of this Agreement, Employee was employed as the President of Oneida Valley Bancshares, Inc. ("OVB") and as the President and Chief Executive Officer of Oneida Valley National Bank ("Oneida Valley"), a wholly-owned subsidiary of OVB.

         B. Pursuant to an Agreement and Plan of Reorganization ("Reorganization Agreement") entered into by and among OVB, Oneida Valley, Cortland First Financial Corporation ("CFF"), and First National Bank of Cortland ("Cortland National"), (i) OVB has been or shall be merged with and into CFF under a new corporate name (referred to in the Reorganization Agreement as the "Continuing Corporation"), and (ii) Cortland National has been or shall be merged with and into Oneida Valley under a new bank name (referred to in the Reorganization Agreement as the "Continuing Bank").

         C. Pursuant to Section 4.12 of the Reorganization Agreement, Employee shall become Co-Chief Executive Officer of the Corporation and the Bank upon the "Effective Date" (as defined in Section 4.9 of the Reorganization Agreement).

         D. The terms and conditions of Employee's employment as Co-Chief Executive Officer of the Corporation and the Bank are set forth in this Agreement.

         E. This Agreement will supersede the December 29, 1994 agreement between Employee and Oneida Valley as of the Effective Date.

                                      TERMS

         In consideration of the mutual premises, covenants and agreement set forth in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the following employment terms.


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     1.   Employment.

         (a) Term. Employer shall employ Employee, and Employee shall serve, as Co-Chief Executive Officer of Employer, and in such other appropriate positions with Employer in accordance with this Agreement, for a term commencing on the Effective Date (as defined in the Reorganization Agreement) and ending on the last day of the calendar month that includes the third anniversary of the Effective Date ("Period of Employment"), subject to earlier termination as provided in paragraph 5 of this Agreement.

         (b) Duties. Employee shall have joint responsibility, along with Employer's other Co-Chief Executive Officer and subject to the control of Employer's Board of Directors, for the supervision of all aspects of Employer's business and operations, and the discharge of such other duties and responsibilities to Employer as may from time to time be reasonably assigned to Employee by Employer's Board of Directors. Employee shall report to the Board of Directors of Employer. Employee shall devote Employee's best efforts to the affairs of Employer, serve faithfully and to the best of Employee's ability and devote all of Employee's working time and attention, knowledge, experience, energy and skill to the business of Employer, except that Employee may affiliate with professional associations, business and civic organizations, provided that Employee's involvement in such activities does not adversely affect the performance of his duties on behalf of Employer. Employee shall serve on the Board of Directors of, or as an officer of Employer's affiliates, if requested to do so by the Board of Directors of Employer.

     2.   Compensation and Benefits.

         (a) Employer. Whenever in this Agreement Employee is entitled to compensation, benefits or other remuneration from Employer, the term Employer shall mean the Corporation or the Bank. Employee shall not be entitled to duplicate compensation, benefits or other remuneration from the Corporation and the Bank.

         (b) Salary. During the first twelve months of the Period of Employment, Employer shall pay Employee base salary at an annual rate of $175,000.00 ("Base Salary"). Subject to subparagraph 2(g), the Board of Directors of Employer shall review Employee's performance at least annually and, based upon such review, may increase Employee's Base Salary. Any increase in Employee's Base Salary shall thereafter be deemed to be Employee's Base Salary for purposes of this Agreement. Employee's Base Salary shall be paid in accordance with Employer's regular payroll practices for executive employees.

         (c) Bonuses. Employee shall be entitled to annual cash bonuses pursuant to the terms of any and all incentive compensation, bonus or similar plans which have been or will be approved by the Board of Directors of Employer to cover key personnel of Employer. Upon termination of Employee's employment, other than a termination for cause pursuant to subparagraph 5(e), Employee shall be entitled to a pro rata portion (based on Employee's


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complete months of active employment in the applicable year) of the annual cash bonuses that are payable with respect to the year during which the termination occurs.

         (d) Benefit Plans. Employee shall be eligible to participate in any Employer-maintained employee pension benefit plans (as that term is defined under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), group life insurance plans, medical plans, dental plans, long-term disability plans, business travel insurance programs and other fringe benefit plans or programs maintained by Employer for the benefit of its executive employees. Except as may be required under subparagraph 2(g) or paragraph 7, participation in any of Employer's benefit plans and programs shall be based on, and subject to satisfaction of, the eligibility requirements and other conditions of such plans and programs.

         (e) Expenses. Upon submission to Employer of vouchers or other required documentation, Employee shall be reimbursed for Employee's actual out-of-pocket travel and other expenses reasonably incurred and paid by Employee in connection with Employee's duties under this Agreement.

         (f) Other Benefits. During the Period of Employment and subject to subparagraph 2(g), Employee also shall be entitled to receive the following benefits:

             (i) Paid vacation of at least 4 weeks during each calendar year (with no carry over of unused vacation to a subsequent year) and any holidays that may be provided to all employees of Employer in accordance with Employer's holiday policy;

             (ii) Reasonable sick leave at least equivalent to the benefit provided under Employee's prior employment agreement;

             (iii) Reimbursement of membership fees incurred by Employee at a country club of Employee's choice;

             (iv) The use of an Employer-owned automobile of Employee's choice, the purchase and replacement of which shall be subject to the approval of the Board of Directors of Employer; and

             (v) Reimbursement of the purchase price of a cellular telephone and all Employer-related business charges incurred in connection with the use of such telephone.

                  (g) Minimum Compensation and Benefits. Notwithstanding anything in this Agreement to the contrary and except with respect to supplemental retirement benefits covered by paragraph 4, Employee shall receive total annual cash compensation (excluding compensation received as a director) and fringe benefits at least equal to the greatest totalannual cash compensation (excluding compensation received as a director) and fringe benefits provided to
(i) Employee by OVB and/or Oneida Valley with respect to any of the three complete calendar


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years that precede the Effective Date, or (ii) Employer's other Co-Chief
Executive Officer by CFF and/or Cortland National with respect to any of the three complete calendar years that precede the Effective Date, whichever of (i) or (ii) is greater. Cash compensation and benefits provided to Employee and to Employer's other Co-Chief Executive Officer on and after the Effective Date shall be equivalent except as otherwise provided in this Agreement.

         3. Stock Options. Employer shall cause its Board of Directors to review whether and, if so, to what extent Employee should be granted equity-based compensation, including stock options to purchase shares of common stock of the Corporation. Such review may be conducted pursuant to the terms of any long-term incentive compensation plan or program adopted by the Board of Directors or independently, as the Board of Directors shall determine. Reviews shall be conducted at least annually.

         4. Supplemental Retirement Benefit. Employer shall provide Employee with supplemental retirement benefits on terms at least equivalent to the terms governing supplemental retirement benefits applicable to Employee immediately prior to the Effective Date. Supplemental retirement benefits shall be provided pursuant to a separate agreement between Employee and Employer, which agreement shall provide for benefits to be determined pursuant to the same formula for Employer's two Co-Chief Executive Officers. Until such separate agreement is executed by the parties, the September 1, 1997 Oneida Valley National Bank Supplemental Retirement Income Plan covering Employee, and the August 19, 1991 Deferred Compensation and Death Benefit Agreement between Employee and Oneida Valley, both as in effect immediately prior to the Effective Date, shall remain in full force and effect.

         5. Termination. Prior to a "Change of Control" (as defined in subparagraph 6(c)), Employee's employment by Employer shall be subject to termination as follows:

         (a) Expiration of the Term. Except as provided in subparagraph 18(d), this Agreement and Employee's employment with Employer shall terminate automatically at the expiration of the Period of Employment, unless the parties enter into a written agreement extending Employee's employment.

         (b) Voluntary Termination. Employee may terminate this Agreement upon not less than 60 days prior written notice delivered to Employer, in which event Employee shall be entitled only to the compensation and benefits Employee has earned or accrued through the date of termination.

         (c) Termination Upon Death. This Agreement shall terminate upon Employee's death. In the event this Agreement is terminated as a result of Employee's death, Employer shall continue payments of Employee's Base Salary for a period of 60 days following Employee's death to the beneficiary designated by Employee on the "Beneficiary Designation Form" attached to this Agreement as Appendix A.


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         (d) Termination Upon Disability. Employer may terminate this Agreement upon Employee's disability. For purposes of this Agreement, Employee's inability to perform Employee's duties hereunder by reason of physical or mental illness or injury for a period of 26 consecutive weeks that follows Employee's use of all available sick leave (the "Disability Period") shall constitute disability. The determination of disability shall be made by a physician selected by Employer and a physician selected by Employee; provided, however, that if the two physicians so selected shall disagree, or if Employer shall disagree with the findings of the physicians, the determination of disability shall be submitted to arbitration in accordance with the rules of the American Arbitration Association and the decision of the arbitrator shall be binding and conclusive on Employee and Employer. During the Disability Period, Employee shall be entitled to 100% of Employee's Base Salary otherwise payable during that period, reduced by any other Employer-provided benefits to which Employee may be entitled with respect to the Disability Period on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker's compensation law, or any other benefit program or arrangement).

         (e) Termination for Cause. Subject to satisfaction of the notice and correction provisions of this subparagraph (e), Employer may terminate Employee's employment for "cause" by written notice to Employee. For purposes of this Agreement, a termination shall be for "cause" if the termination results from any of the following events:

             (i) Material breach of this Agreement;

             (ii) Misconduct as an executive or director of Employer, or any subsidiary or affiliate of Employer for which Employee is performing services hereunder which consists of misappropriating any funds or property of any such company, or attempting to obtain any personal profit (x) from any transaction to which such company is a party or (y) from any transaction with any third party in which Employee has an interest which is adverse to the interest of any such company, unless, in either case, Employee shall have first obtained the written consent of the Board of Directors of Employer;

             (iii) Unreasonable neglect or refusal to perform the duties assigned to Employee under or pursuant to this Agreement;

             (iv) Conviction of a crime involving moral turpitude;

             (v) Adjudication as a bankrupt, which adjudication has not been contested in good faith, unless bankruptcy is caused directly by Employer's unexcused failure to perform its obligations under this Agreement; or

             (vi) Failure to follow the reasonable instructions of the Board of Directors of Employer, provided that the instructions do not require Employee to engage in unlawful conduct.


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Employer may not terminate Employee for cause unless and until Employer has provided Employee with a copy of a resolution duly adopted by the affirmative vote of at least two-thirds of the members of Employer's Board of Directors at a meeting of the Board of Directors called and held for that purpose, and at which Employee (after reasonable notice) and/or Employee's counsel shall be given a reasonable opportunity to be heard, finding that in the good faith opinion of Employer's Board of Directors Employee has engaged in conduct constituting cause as defined above and describing the basis for such opinion in detail; provided, however, that, in the case cause is asserted within the meaning of clause (i),
(iii) or (vi) above, Employee shall be given a period of at least 90 days after written notice of such asserted cause to correct the asserted conduct giving rise to the asserted cause. Notwithstanding any other term or provision of this Agreement to the contrary, if Employee's employment is terminated for cause, Employee shall forfeit all rights to payments and benefits otherwise provided pursuant to this Agreement; provided, however, that Base Salary shall be paid through the date of termination.

         (f) Termination Without Cause. Employer may terminate Employee's employment for reasons other than "cause" (as defined in subparagraph 5(e)) upon not less than 60 days prior written notice delivered to Employee, in which event Employer shall pay to Employee, within 30 days of the date of termination, a lump sum payment equivalent to the unpaid compensation and benefits that would have been paid to or earned by Employee pursuant to this Agreement, if Employee had remained employed under the terms of this Agreement until the end of the Period of Employment. This subparagraph (f) shall not require an acceleration or duplication of payments to be made pursuant to paragraph 4, or benefits to be provided pursuant to paragraph 7, following Employee's termination of employment.

         (g) Change of Control. If Employee's employment by Employer shall cease for any reason other than "cause" (as defined in subparagraph 5(e)) within 24 months following a "Change of Control" (as defined in subparagraph 6(c)) that occurs during the Period of Employment, the provisions of paragraphs 6 and 7 shall apply.

         (h) Resignation as Director. Upon Employee's termination of employment for any reason, Employee agrees to resign as a member of Employer's Board of Directors, if Employee is a director at the time of termination, and to resign from any and all other offices and positions related to Employee's employment with Employer and held by Employee at the time of termination.

         6. Termination Following a Change of Control.

         (a) If Employee's employment by Employer shall cease for any reason other than "cause" (as defined in subparagraph 5(e)) within 24 months following a Change of Control that occurs during the Period of Employment, Employer shall:

             (i) Within 60 days of termination, pay to Employee 2.99 times the average annual compensation paid to Employee by Employer and included in Employee's gross income for income tax purposes during the five full taxable years, or shorter period


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

     of employment, that immediately precede the year during which the Change of Control occurs;

             (ii) Provide Employee with fringe benefits, or the cash equivalent of such benefits, identical to those described in paragraph 2 for a period of 24 months following Employee's termination of employment; and

             (iii) Treat as immediately vested and exercisable all forms of equity- based compensation, including unexpired stock options, previously granted to Employee pursuant to paragraph 3 that are not otherwise vested or exercisable or that have not been exercised.

         (b) If any portion of the amounts paid to, or value received by, Employee following a Change of Control (whether paid or received pursuant to this paragraph 6 or otherwise) constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Sections 280G and 4999, then the Employer shall pay to Employee, within 90 days of Employee's termination of employment, such additional amount as necessary to ensure that Employee retains the same net amount, after payment of all excise taxes and additional income taxes, that Employee would have retained if Internal Revenue Code Sections 280G and 4999 did not apply. The amount of any payment required by this subparagraph (b) shall be calculated by the Employer's independent auditors, assuming Employee is subject to federal, state and local income taxes at the highest marginal rate.

         (c) For purposes of paragraph 6(a), a "Change of Control" shall be deemed to have occurred if:

             (i) any "person," including a "group" as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding securities;

             (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of Employer before the Transaction shall cease to constitute a majority of the Board of Directors of Employer or any successor to Employer;

             (iii) Employer is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act, or (B) any party to the merger or consolidation;


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             (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Employer representing 30% or more of the combined voting power of Employer's then outstanding voting securities; or

             (v) Employer transfers substantially all of its assets to another corporation which is not controlled by Employer.

A Change of Control also shall be deemed to have occurred in the event of a material change in or reduction of Employee's duties under this Agreement without Employee's prior consent (including, but not limited to, a change in the primary location at which Employee's duties are to be performed).

         7. Health Insurance Continuation Upon Termination. Notwithstanding anything in this Agreement to the contrary, if the term of this Agreement expires pursuant to subparagraph 5(a), or if this Agreement is terminated pursuant to subparagraph 5(c), 5(d), 5(f) or 5(g), then Employer shall continue to provide to Employee and to Employee's spouse health insurance until their deaths subject to reasonable funding costs required by generally accepted accounting principles. Such health insurance shall be identical in coverage, deductibles, limits, ceilings and all other material respects identical to the insurance being provided to Employee's successor as Employer's Chief Executive Officer or Co-Chief Executive Officer, but in no event shall such benefits be less than those being provided to Employee on the date this Agreement is executed.

         8. Covenants.

         (a) Confidentiality. Employee shall not, without the prior written consent of Employer, disclose or use in any way, either during his employment by Employer or thereafter, except as required in the course of his employment by Employer, any confidential business or technical information or trade secret acquired in the course of Employee's employment by Employer. Employee acknowledges and agrees that it would be difficult to fully compensate Employer for damages resulting from the breach or threatened breach of the foregoing provision and, accordingly, that Employer shall be entitled to temporary preliminary injunctions and permanent injunctions to enforce such provision. This provision with respect to injunctive relief shall not, however, diminish Employer's right to claim and recover damages. Employee covenants to use his best efforts to prevent the publication or disclosure of any trade secret or any confidential information concerning the business or finances of Employer or Employer's affiliates, or any of its or their dealings, transactions or affairs which may come to Employee's knowledge in the pursuance of his duties or employment.

         (b) No Competition. Employee's employment is subject to the condition that during the term of his employment hereunder and for a period of 24 months following the date his employment ceases for any reason (the "Date of Termination"), Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist


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


anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes in the banking industry or with any other business conducted by Employer or by any group, affiliate, division or subsidiary of Employer, in any area or market where such business is being conducted at the Date of Termination. Employee shall keep Employer fully advised as to any activity, interest, or investment Employee may have in any way related to the banking industry. It is understood and agreed that, for the purposes of the foregoing provisions of this paragraph, (i) no business shall be deemed to be a business conducted by Employer or any group, division, affiliate or subsidiary of Employer unless 5% or more of Employer's consolidated gross sales or operating revenues is derived from, or 5% or more of Employer's consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by Employer or any group, division or subsidiary of Employer unless it is one from which 2% or more of its consolidated gross sales or operating revenues is derived, or to which 2% or more of its consolidated assets are devoted; and
(iii) no business which is conducted by Employer at the Date of Termination and which subsequently is sold by Employer shall, after such sale, be deemed to be a Competitive Operation within the meaning of this paragraph. Ownership of not more than 1% of the voting stock of any publicly held corporation shall not constitute a violation of this paragraph.

         (c) Certain Affiliates of Employer. It is understood that Employee may have access to technical knowledge, trade secrets and customer lists of affiliates of Employer or companies which Employer's parent may acquire in the future and may serve as a member of the board of directors or as an officer or employee of an affiliate of Employer. Employee covenants that he shall not, during the term of his employment by Employer or for a period of 24 months thereafter, in any way, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise aid or assist anyone else in any business or operation which competes with or engages in the business of such an affiliate.

         (d) Termination of Payments. Upon the breach by Employee of any covenant under this paragraph 8, Employer may terminate, offset and/or recover from Employee immediately any and all benefits paid to Employee pursuant to this Agreement, in addition to any and all other remedies available to Employer under the law or in equity.

         (e) Modification. Although the parties consider the restrictions contained in this paragraph 8 reasonable as to protected business, duration, and geographic area, in the event that any court of competent jurisdiction deems them to be unreasonable, then such restrictions shall apply to the broadest business, longest period, and largest geographic territory as may be considered reasonable by such court, and this paragraph 8, as so amended, shall be enforced.

         9. Withholding. Employer shall deduct and withhold from compensation and benefits provided under this Agreement all necessary income and employment taxes and any other similar sums required by law to be withheld.


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         10. Notices. Any notice which may be given hereunder shall be sufficient if in writing and mailed by certified mail, return receipt requested, to Employee at his residence and to Employer at its headquarters in Oneida, New York or at such other addresses as either Employee or Employer may, by similar notice, designate.

         11. Rules, Regulations and Policies. Employee shall use his best efforts to abide by and comply with all of the rules, regulations, and policies of Employer, including without limitation Employer's policy of strict adherence to, and compliance with, any and all requirements of the banking, securities, and antitrust laws and regulations.

         12. Return of Employer's Property. After Employee has received notice of termination or at the end of the Period of Employment, whichever first occurs, Employee shall immediately return to Employer all documents and other property in his possession belonging to Employer.

         13. Construction and Severability. The invalidity of any one or more provisions of this Agreement or any part thereof, all of which are inserted conditionally upon their being valid in law, shall not affect the validity of any other provisions to this Agreement; and in the event that one or more provisions contained herein shall be invalid, as determined by a court of competent jurisdiction, this Agreement shall be construed as if such invalid provisions had not been inserted.

         14. Governing Law. This Agreement was executed and delivered in New York and shall be construed and governed in accordance with the laws of the State of New York.

         15. Assignability and Successors. This Agreement may not be assigned by Employee or Employer, except that this Agreement shall be binding upon and shall inure to the benefit of the successor of Employer through merger or corporate reorganization.

         16. Counterparts. This Agreement may be executed in counterparts (each of which need not be executed by each of the parties), which together shall constitute one and the same instrument.

         17. Jurisdiction and Venue. The jurisdiction of any proceeding between the parties arising out of, or with respect to, this Agreement shall be in a court of competent jurisdiction in New York State, and venue shall be in Onondaga County. Each party shall be subject to the personal jurisdiction of the courts of New York State.

         18. Miscellaneous.

         (a) This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede all prior understandings and agreements, including the agreement between Employee and Oneida Valley dated


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


December 29, 1994, except to the extent reference to prior agreements is required by subparagraph 2(g) and paragraph 4 of this Agreement.

         (b) This Agreement cannot be amended, modified, or supplemented in any respect, except by a subsequent written agreement entered into by the parties hereto.

         (c) The services to be performed by Employee are special and unique; it is agreed that any breach of this Agreement by Employee shall entitle Employer (or any successor or assigns of Employer), in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach.

         (d) The provisions of paragraphs 5, 6, 7 and 8 hereof shall survive the termination or expiration of this Agreement.

         The foregoing is established by the following signatures of the parties.

                                          Alliance Financial Corporation

                                          By:___________________________

                                          Its:___________________________



                                          Alliance Bank, N.A.

                                          By:___________________________

                                          Its:___________________________



                                          ------------------------------
                                             John C. Mott


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                                   APPENDIX A

                          BENEFICIARY DESIGNATION FORM

         Pursuant to the Employment Agreement between (i) __________________ _________________, and (ii) John C. Mott, dated as of _____________
("Agreement"), I, John C. Mott, hereby designate __________________________, my _______________, as the beneficiary of amounts payable upon my death in accordance with paragraph 5(c) of the Agreement. My beneficiary's current address is ________________________________________.


Dated:___________                                _____________________________
                                                   John C. Mott



_____________________________
         Witness